Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of May 2, 2023 (“Effective Date”), by and between Optimus Healthcare Services, Inc. (“Company”) and Marc Wiener (“Consultant”).

1. Engagement of Services. The Company hereby hires the Consultant to provide consulting services subject to the terms and conditions of this Agreement. The services to be provided are specified in the attached Schedule 1 (“Services”). Consultant will perform the Services faithfully, diligently and to the best of Consultant’s skill and ability. Consultant agrees that he will have no power or authority to act on behalf of or to bind the Company.

2. Compensation.

(a) In consideration of Consultant’s provision of the Services, the Company shall provide the Consultant that compensation described in Schedule 1.

(b) The Company will also reimburse Consultant for reasonable travel and other incidental expenses incurred by Consultant in performing the Services under this Agreement; provided, however, that the Company shall not be obligated hereunder unless: (i) the Company has agreed in advance to reimburse such costs; and (ii) Consultant provides the Company with appropriate receipts or other relevant documentation for all such costs as part of any submission for reimbursement. See Schedule 1 for more details on expense reimbursement.

3. Independent Contractor. It is understood and agreed that Consultant is an independent contractor and not an employee of the Company. Consultant has no authority to obligate the Company by contract or otherwise. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes. All withholding and applicable taxes for any amounts paid to the Consultant shall be the sole responsibility of Consultant. Company will provide Consultant with a 1099-MISC form at the end of the calendar year for tax reporting purposes. Consultant will complete a W-9 prior to commencement of the Services.

4. Nonsolicitation and Noncompetition.

(a) During the term of this Agreement and for three (3) years after its termination, Consultant will not personally or through others recruit, solicit, induce or attempt to induce any employee or contractor of the Company to terminate his or her employment or contractual relationship with the Company.

(b) If any restriction set forth in Section 4(a) above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

5. Company’s Proprietary Rights and Nondisclosure. Consultant recognizes that he will be exposed to, have access to and be engaged in the development of information (including all tangible and intangible manifestations) regarding the patents, copyrights, trademarks, trade secrets, technology, strategic sales/marketing plans, and business of the Company, and agrees as follows:

(a) All Proprietary Information (as defined below), whether presently existing or developed in the future, shall be the sole property of the Company and its assigns. In addition, the Company and its assigns shall be the sole owner of all intellectual property and other rights in connection with such Proprietary Information.

The term “Proprietary Information” shall mean all inventions, works of authorship, trade secrets, business plans, confidential knowledge, data or any other proprietary information of the Company, disclosed either directly or indirectly, in writing, orally or otherwise. By way of illustration but not limitation, “Proprietary Information” includes, without limitation: (a) inventions, ideas, samples, designs, applications, drawings, methods or processes, formulas, trade secrets, data, know-how, improvements, discoveries, developments, designs, software (including source and object code) and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products and service offerings, marketing and selling, business plans, budgets and unpublished financial statements, licenses, sales, pricing, profits and costs, distribution arrangements, suppliers and customers, marketing, customer and partner strategies, business development plans, customer and partner lists; and information regarding the skills and compensation of employees of the Company and the Company’s internal organization.

Proprietary Information shall not include: (i) information which at the time of disclosure by the Company to Consultant is in the public domain; (ii) information which Consultant can demonstrate by written evidence was in his possession prior to disclosure by the Company to Consultant; (iii) information which subsequent to disclosure by the Company to Consultant becomes part of the public domain through no wrongful act of Consultant; and (iv) information which becomes known to Consultant subsequent to disclosure by the Company to Consultant through a third party who is not under any obligation of confidentiality to the Company.

(b) During the term of this Agreement and after its termination, Consultant will keep in confidence and trust all Proprietary Information and shall not reproduce, use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company, except as required in the ordinary course of performing the Services.

6. Nondisclosure of Third-Party Information. Consultant understands that the Company has received and will receive from third parties information that is confidential or proprietary and that is subject to restrictions on the Company’s use and disclosure (“Third-Party Information”). During the term of this Agreement and after its termination, Consultant will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information, except as permitted by agreement between the Company and the relevant third party, unless expressly authorized to act otherwise by an officer of the Company.

7. Prior Inventions. Inventions, if any, patented or unpatented, which Consultant made prior to the Effective Date, are excluded from the scope of this Agreement.

8. No Conflicting Obligation. The Company acknowledges that as an independent contractor to the Company, Consultant may, in his discretion and subject to the terms and conditions of this Agreement, serve as a consultant, employee, director or advisor of other persons or entities. Consultant represents that Consultant’s performance of this Agreement and the Services does not and will not breach or conflict with any agreement to which Consultant is or becomes a party. Consultant has not entered into, and agrees not to enter into, during the term of this Agreement, any agreement, written or oral, in conflict with this Agreement.

9. No Improper Use of Materials. Consultant agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant or of Consultant’s employees, or any materials or documents obtained by Consultant under an obligation of confidentiality imposed by reason of another of Consultant’s advisory relationships, unless such materials or documents are generally available to the public or Consultant has authorization from such present or former employer, client or employee for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

10. Term and Termination. Unless previously terminated or extended, this Agreement will terminate at the end of the period stated on Schedule 1(measured from the Effective Date). The Company or Consultant may terminate this Agreement upon fifteen (15) days written notice for any reason. The Company may terminate this Agreement immediately upon written notice to the Consultant in the event of Consultant’s material breach of this Agreement or misconduct by Consultant having a material adverse effect on the business of the Company. Any determination of such breach or misconduct as used herein shall be made in the Company’s sole discretion. The obligations set forth in Sections 4, 5 and 6 will survive any termination of this Agreement. Upon termination of this Agreement, Consultant will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information. Consultant shall not retain copies of any such documents or other materials after termination of this Agreement.

11. Indemnification. With regard to the Services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to their relationship with the Company, for any acts or omissions in the performance of said Services on the part of the Consultant or on the part of the agents or employees or contractors of the Consultant, except when said acts or omissions of the Consultant or agents, employees, or contractors of the Consultant are due to their willful misconduct or gross negligence. The Company shall hold the Consultant and its agents, employees, or contractors (each an “indemnified person”) free and harmless from any obligations, costs, claims, judgments, attorney fees and disbursements, and attachments arising from or growing out of the Services rendered to the Company pursuant to the terms of this Agreement or in any way connected with the rendering of said Services, except when the same shall arise solely due to the willful misconduct or gross negligence of the indemnified person as finally judicially determined by a court of competent jurisdiction.

12. Legal and Equitable Remedies. Because Consultant’s services are personal and unique and because Consultant may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement, without bond.

13. General Terms. The parties’ rights and obligations will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. Because the nature of the Services is personal, any attempted assignment of Consultant’s rights or delegation of Consultant’s obligations will be void without the prior written consent of the Company. This Agreement is governed by the laws of the State of New York, excluding conflicts of laws principles. If any provision of this Agreement is found by a proper authority to be unenforceable, that provision shall be severed and the remainder of this Agreement will continue in full force and effect. This Agreement and its Schedules constitute the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties to this Agreement. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified in this Agreement, or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have executed this Agreement as of the Effective Date.

“Consultant”

By:
Marc Wiener

“Company”

Optimus Healthcare Services, Inc.

By:
John Sganga
Chief Exexutive Officer

SCHEDULE 1

Services to be Provided by Consultant to the Company

1.	Consultant will assist in driving business growth for the Company, including but not limited to, developing a network of contacts, attracting new clients, identifying market opportunities, identifying acquisition or merger targets, and raising capital for the Company.

2.	CEO at times may assign business development tasks to consultant and consultant will add these activities to his provided services requirements.

3.	CEO may ask consultant to work with other senior leaders on additional projects and tasks and consultant may be asked to report out his activities to such individuals.

4.	Consultant will report to John Sganga, CEO of the Company.

Compensation

1.	The Company agrees to pay Consultant $250,000 per year.

2.	The Company agrees to reimburse Consultant for 75% of his health insurance.

Term

1.	The Agreement shall commence on May 2, 2023 and terminate on May 1, 2024.

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